EXHIBIT 99.1

Wilhelmina International, Inc. Reports Record Revenues for Quarter Ended March 31, 2015

  Revenues for the quarter up 15.4% to a record $21.0 million.
  Pre-Corporate EBITDA for the quarter down 7.7% primarily due increases in model and salary costs and a foreign currency exchange loss.
  Net Income increased by 12.3%, as a decrease in amortization expense offset the decline in EBITDA

Quarterly Financial Highlights

			YOY
(in thousands)	Q1 15	Q1 14	Growth
Total Revenues	$21,048	$18,236	15.4%
Operating Income	$831	$740	12.3%
Income before provision for income taxes	$737	$714	3.2%
Net Income	$373	$332	12.3%
Pre-Corporate EBITDA*	$1,151	$1,247	(7.7%)
EBITDA*	$864	$968	(10.7%)
*Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, May 15, 2015 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company"), today reported record revenues for the quarter (see Quarterly Financial Highlights table). Revenues were driven by significant growth in the core modeling business and $0.4 million in revenues from the London acquisition. Both Operating income and net income also grew by 12.3% in the quarter, as the decline in EBITDA was offset by a decrease in amortization expense. Pre-corporate EBITDA and EBITDA declined primarily as a result of a foreign currency translation loss.

"The results for the first quarter of 2015 reflect a revenue and expense trend consistent with recent prior quarters," said Mark Schwarz, Executive Chairman of Wilhelmina. "The significant revenue growth was offset by rising model costs and an increase in salary costs as we continue to strengthen our team and invest in our infrastructure to support long-term growth opportunities. Excluding the impact of foreign currency exchange loss, EBITDA was nearly flat year over year."

Alex Vaickus, CEO of Wilhelmina said, "The Company achieved record revenues in the quarter, even before the inclusion of the additional revenues from London. This better than expected growth came from all three of our domestic offices, and from each of our major boards. Of particular note, our NY Men's business increased its billings in excess of 25% as a result of a strong spring/summer campaign season for our established talent, and as the efforts of improved scouting and development of newer talent began to be reflected in results."

Some key accomplishments of our talent (men and women) during Q1 of 2015 include the following:

  RJ King was re-cast for the most recent Tommy Hilfiger advertising campaign.
  Marlon Teixeira shot for H&M's Summer 2015 campaign and Made in Brazil Magazine also dedicated a full issue to him.
  Chris Moore is seen in Perry Ellis' Spring/Summer 2015 campaign.
  Qinghe Zhao shot Kenzo's Spring/Summer 2015 campaign.
  SooJoo was named the face of L'Oreal as the first Asian-American chosen for this position. She was also named the newest brand muse for Redken, and she opened and closed the Chanel 2015 Resort show in Korea.
  Manon is featured on the May cover of Vogue Portugal.
  Danielle Knudson and Yara Khmidan are both featured in Guess' current swimline campaign.
  New Faces Sofia Tesmenitskaya, Natalia Munoz, Barbora Bruskova, Veronika Vilim, and Lorelle Rayner garnered exclusives for the following designers for the upcoming Fall/Winter 2015 season: Calvin Klein, Jil Sander, Marc Jacobs, 2 for Yves Saint Laurent, and Louis Vuitton.
  Keke is featured in Polo's advertising campaign for Spring/Summer 2015.
  Rasika was chosen as the East Indian representative for Smashbox Beauty.
  Veena is featured in the new Paul Mitchell campaign.
  Wilhelmina was named one of the top agencies for ethnic beauty on models.com.
  Courtney James is featured in the American Eagle campaign.
  Taja was featured in French Numbero with Jean-Baptiste Mondino.

Financial Results

The net income applicable to common stockholders was $373,000 or $0.06 per fully diluted share for the quarter ended March 31, 2015, compared to a net income of $332,000 or $0.06 per fully diluted share for the quarter ended March 31, 2014.

Pre-Corporate EBITDA was $1,151,000 for the quarter ended March 31, 2015, compared to $1,247,000 for the quarter ended March 31, 2014. Excluding a $70,000 foreign currency loss, Pre-Corporate EBITDA would have declined by only $25,000 from the corresponding quarter of the prior year.

The following table reconciles income before provision for income taxes under GAAP (as reported in the Company's SEC filings) to EBITDA and Pre-Corporate EBITDA for the quarter ended March 31, 2015 and 2014.

(in thousands)	Three months ended
	March 31,
	2015	2014
Income before provision for income taxes	$ 737	$ 714
Add back:
Amortization and depreciation	127	260
Interest income	--	2
Interest expense	--	(8)
EBITDA	864	968
Add: Corporate overhead	287	279
Pre-Corporate EBITDA	$ 1,151	$ 1,247

The changes in Pre-Corporate EBITDA for the quarter ended March 31, 2015 when compared to the quarter ended March 31, 2014 were the result of the following:

  Increased revenues in the core modeling business driven by an expanded developed talent pool and our customers increased interest in booking the Company's talent, along with the addition of London.

  Model costs as a percentage of revenue increased to 70.8% for the quarter ended March 31, 2015 from 70.0% for the quarter ended March 31, 2014.

  Salaries and service costs as a percentage of revenue were 17.7% for the quarter ended March 31, 2015, compared to 17.0% for the quarter ended March 31, 2014. These costs increased in order to support the Company's continued growth and the accounting systems upgrade project.

  Office and general expenses as a percentage of revenue decreased to 5.6% for the quarter ended March 31, 2015, when compared to 6.0% for the quarter ended March 31, 2014.

  A foreign exchange loss of $70,000 for the quarter ended March 31, 2015 as compared to no foreign exchange loss in the prior year quarter.
WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
Balance Sheets

(In thousands, except per share data)

	(Unaudited)
ASSETS	March 31,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$ 3,705	$ 5,869
Accounts receivable, net of allowance for doubtful accounts of $679	15,533	12,482
Deferred tax asset	1,955	1,986
Prepaid expenses and other current assets	186	252
Total current assets	21,379	20,589

Property and equipment, net of accumulated depreciation of $822 and $762, respectively	1,446	1,333

Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,289 and $8,222, respectively	448	115
Goodwill	13,192	12,563
Other assets	167	136

Total assets	$ 45,099	$ 43,203

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 4,265	$ 4,310
Due to models	11,219	10,011
Total current liabilities	15,484	14,321

Long term liabilities
Contingent consideration to seller	171	--
Deferred income tax liability	2,536	2,332
Total long-term liabilities	2,707	2,332

Total liabilities	18,191	16,653

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	--	--
Common stock, $0.01 par value, 12,500,000 shares authorized; 5,856,565, and 5,869,220 shares issued and outstanding at March 31, 2015 and December 31, 2014	65	65
Treasury stock 615,473 and 602,818 shares, respectively, at cost	(1,715)	(1,643)
Additional paid-in capital	86,833	86,778
Accumulated deficit	(58,277)	(58,650)
Accumulated other comprehensive income	2	--
Total shareholders' equity	26,908	26,550

Total liabilities and shareholders' equity	$ 45,099	$ 43,203

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)
	Three Months Ended
	March 31,

	2015	2014
Revenues:
Revenues	20,951	18,136
License fees and other income	97	100
Total revenues	21,048	18,236

Model costs	14,902	12,757

Revenues net of model costs	6,146	5,479

Operating expenses
Salaries and service costs	3,727	3,105
Office and general expenses	1,174	1,095
Amortization and depreciation	127	260
Corporate overhead	287	279
Total operating expenses	5,315	4,739
Operating income	831	740

Other income (expense):
Foreign exchange loss	(70)	--
Loss from unconsolidated affiliate	(24)	(20)
Interest income	--	2
Interest expense	--	(8)
Total other expense	(94)	(26)

Income before provision for income taxes	737	714

Provision for income taxes:
Current	(206)	(137)
Deferred	(158)	(245)
	(364)	(382)

Net income	373	332

Other comprehensive loss:
Foreign currency translation loss	2	--
Total comprehensive income	375	332

Basic income per common share	$ 0.06	$ 0.06

Diluted income per common share	$ 0.06	$ 0.06
Weighted average common shares outstanding-basic	5,863	5,870
Weighted average common shares outstanding-diluted	5,959	5,917

Non GAAP financial measures

The Company calculates Earnings before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") as income before provision for income taxes on income and adds back interest income, interest expense and depreciation and amortization expense. The Company calculates Pre-Corporate EBITDA as EBITDA before corporate overhead at the holding company level.

Although EBITDA, Pre-Corporate and EBITDA represent non-GAAP financial measures, the Company considers these non-GAAP measures important because they:

  are key operating metrics of the Company's business
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results can be useful to investors since they provide an analysis of financial and operating results using the same measures that the Company uses in evaluating itself.
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

However, the Company's calculation of these non-GAAP measures may not be consistent with calculations of these measures by other companies in the Company's industry.

Non-GAAP financial measure are defined as numerical measures of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles ("GAAP") in a company's statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, the Company provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures are not measurements of financial performance under GAAP and should not be considered as alternatives to operating income as an indicator of the Company's operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the quarter ended March 31, 2015, which is expected to be filed May 15, 2015, with the Securities and Exchange Commission.

Forward-Looking Statements

This report contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles, Miami and London, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Thailand, Dubai, Vancouver and Tokyo.

Website: http://www.wilhelmina.com

CONTACT: Investor Relations
         Wilhelmina International, Inc.
         214-661-7488
         ir@wilhelmina.com